Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-63870, 333-120372, 333-150550 and 333-168411) pertaining to the Fluor Corporation Employees’ Savings Investment Plan of our report dated June 21, 2021, with respect to the financial statements and schedules of the Fluor Corporation Employees’ Savings Investment Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2020.

/s/ Ernst & Young LLP

Dallas, Texas
June 21, 2021